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First MetLife Investors Insurance Company
200 Park Avenue
New York, New York 10166

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

April 15, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:    Pre-Effective Amendment No. 1
       First MetLife Investors Insurance Company
       First MetLife Investors Variable Annuity Account One
       Registration Statement on Form N-4/A (File Nos. 333-156646/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby requests that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4/A be accelerated and declared effective on April 29, 2009, or as soon thereafter as is reasonably practicable.

FIRST METLIFE INVESTORS INSURANCE COMPANY
(Depositor)

FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
(Registrant)

By: /s/ Richard C. Pearson
    ----------------------------
    Richard C. Pearson
    Vice President and Associate General Counsel


METLIFE INVESTORS DISTRIBUTION COMPANY
(Principal Underwriter)

By: /s/ Richard C. Pearson
    ----------------------------
    Richard C. Pearson
    Executive Vice President and General Counsel